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                                                                EXHIBIT 4.05(g)

                THIRD MODIFICATION OF COMMERCIAL REVOLVING LOAN,
                        TERM LOAN, AND SECURITY AGREEMENT


         This THIRD MODIFICATION OF COMMERCIAL REVOLVING LOAN, TERM LOAN, AND SECURITY AGREEMENT (the "Third Modification") is made as of this 12th day of February, 1997 by and between Marine Management Systems, Inc., a Delaware corporation authorized to do business in the State of Connecticut, with an office located at 102 Hamilton Avenue, Stamford, Connecticut 06902 ("Company"), and People's Bank, a Connecticut banking corporation, with an office at 360 Bedford Street, Stamford, Connecticut 06901 ("Bank").

                              W I T N E S S E T H:

         WHEREAS, Company and Bank entered into a certain Commercial Revolving Loan, Term Loan and Security Agreement dated as of the 4th day of June, 1993 (the "Agreement") whereby the Bank agreed to make loans and advances and otherwise extend credit to Company; and

         WHEREAS, Bank and Company amended the Agreement pursuant to a Modification of Commercial Revolving Loan, Term Loan and Security Agreement with Marine Management Systems, Inc., dated as of the 22nd day of September, 1993 (the "First Modification"); and

         WHEREAS, Bank and Company further amended the Agreement pursuant to a Second Modification Commercial Revolving Loan, Term Loan and Security Agreement dated December 22, 1995 (together with the "First Modification, collectively, "Prior Modifications"); and

         WHEREAS, Bank and Company desire to further amend the Agreement to extend the Maturity Date and to make certain other modifications to the Agreement; and

         WHEREAS, Section 16.04 of the Agreement provides that no modification or amendment of the Agreement shall be effective unless the same shall be in writing and signed by the parties thereto.

         NOW, THEREFORE, in consideration of one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bank and Company agree as follows:

         1. Amendment of Agreement. Bank and Company hereby agree to amend the Agreement as follows:

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                  a. Article I, Section 1.01(d) of the Agreement, entitled
"Borrowing Base," is hereby repealed in its entirety and the following is inserted in lieu thereof as a new Section 1.01.d, also entitled "Borrowing Base":

                           (d) "Borrowing Base" means an amount equal to the lesser of (i) Four Hundred Thousand and no/100 ($400,000.00) Dollars, or (ii) (x)
                                    seventy (70%) percent of the net balance due on Acceptable Receivables and (y) one hundred (100%) percent of cash on deposit by Company (not to include cash collateral [as defined herein]).

                   b. Article IV, Section 14.01(a) entitled "Term and Termination" is hereby amended to change the termination date of December 31, 1997 to April 1, 1998.

                   c. Article VIII shall be amended to add to the Agreement, immediately the following Section 8.14, the following:

                           8a.01. Company shall make an Initial Public Offering ("IPO") by May 15, 1997, whereby the Company will sell 1,200,000 shares of Company's stock at $5.00 per share generating $6,000,000.00 in gross proceeds once the IPO is completed. The Company will receive a minimum of $5,000,000.00 in gross proceeds from the sale of the Company's stock and a minimum of $2,900,000.00 in net proceeds from such sale no later than May 15, 1997.

                           8a.02. Financial Reporting. After the closing of the IPO, the Company shall deliver to the Bank within five (5) days of filing, copies of all reports and other financial disclosures filed by the Company with the Securities and Exchange Commission or otherwise filed in accordance with state or Federal law.

                           8a.03. Deposit Account. Upon closing of the IPO, the Company shall deposit cash in the amount of $800,000.00 into an account maintained by the Company at the Bank ("Deposit Account"), which Deposit Account shall be assigned to the Bank as additional security for the Loan and shall execute and deliver a Pledge and Security Agreement in form and substance acceptable to Bank. At all times while the Loan is outstanding, the Company shall maintain a minimum balance of $800,000.00 in the Deposit Account. The Deposit Account shall be in addition to any other checking accounts or deposit accounts maintained by Company at Bank.


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         2. Effect of Amendment. Bank and Company hereby agree and acknowledge that except as expressly modified by this Third Modification, the Agreement, as amended by the Prior Modifications, the Notes and the Other Documents remain in full force and effect, and have not been modified or amended in any respect, it being the intention of Bank and Company that this Third Modification and the Agreement as amended by the Prior Modifications be read, construed and interpreted as one and the same instrument.

         3. Capitalized Terms. All capitalized terms not otherwise defined in this Third Modification shall have the meanings ascribed to such terms in the Agreement.

         IN WITNESS WHEREOF, Bank and Company have executed this Third Modification as of the date first above written.

                                                 COMPANY:

                                                 MARINE MANAGEMENT SYSTEMS, INC.

  /s/ Brian O'Connor
------------------------------------

  /s/ Michael J. Madden                          By:  /s/ Robert D. Ohmes
------------------------------------                ---------------------------
                                                      Robert D. Ohmes
                                                      Vice President
                                                      Duly Authorized


                                                 BANK:

                                                 PEOPLE'S BANK

  /s/ Brian O'Connor
------------------------------------

  /s/ Michael J. Madden                          By:  /s/ Jonathan Q. Mills
------------------------------------                ---------------------------
                                                      Jonathan Q. Mills
                                                      Vice President
                                                      Duly Authorized



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